Exhibit 99.1

Investor Contact: Eileen VanEss (510) 420-5361 evaness@leapfrog.com	Media Contact: Sara Lanza Hickman (510) 596-5406 shickman@leapfrog.com

LeapFrog Reports Third Quarter 2005 Financial Results

Sales up 5%; Net Income Up 62%

Highlights

•	Net sales for the quarter were $242.8 million, up 5% from the third quarter of 2004;

•	U.S. Consumer net sales were $192.5 million, up 13%

•	International net sales were $41.6 million, down 10%

•	Education and Training net sales were $8.7 million, down 39%

•	Operating income increased 52% to $46.6 million for the third quarter of 2005, compared to $30.6 million for the third quarter of 2004

•	Net income increased 62% to $32.8 million for the third quarter of 2005, compared to $20.2 million for the third quarter of 2004

•	Earnings per diluted share for the third quarter of 2005 was $0.52 compared to $0.33 per diluted share in the third quarter of 2004

•	Leapster L-MAX handheld and FLY pentop computer successfully launched

Emeryville, Calif. – October 28, 2005 – LeapFrog Enterprises, Inc. (NYSE:LF), a leading developer of innovative technology-based educational products, today reported financial results for the quarter ended September 30, 2005. For the quarter, the company recorded net income of $32.8 million or $0.52 per diluted share, compared to net income of $20.2 million, or $0.33 per diluted share for the third quarter of 2004.

“We are pleased with our overall results, particularly with our U.S. Consumer business,” commented Tom Kalinske, Chief Executive Officer. “With the success of our Leapster handheld product, the introduction of our Leapster L-MAX handheld and shipments of our FLY pentop computer, our U.S. Consumer business experienced good growth. Our International and SchoolHouse businesses experienced sales declines this quarter but we are confident of the long-term growth of both these segments.” Mr. Kalinske continued, “We continue to make progress in improving our business processes, have resolved many supply chain issues and are delivering our new products to market on time to a strong reception.”

Financial Overview

“In addition to the important overall sales increase, the actions we have taken to improve profitability and business processes resulted in improved gross margins and higher net income,” added Bill Chiasson, Chief Financial Officer of LeapFrog.

Net Sales

Net sales for the third quarter of 2005 were $242.8 million, compared to $231.1 million for the third quarter of 2004, an increase of 5.1%.

Segment Results

Net sales from the U.S. Consumer segment were $192.5 million in the third quarter, up 12.7% over the same period in 2004. Net sales from the International segment were $41.6 million in the third quarter, down 9.7% on a reported basis over the same period in 2004 and down 10.6% on a constant currency basis. Net sales from the SchoolHouse division were $8.7 million in the third quarter, down 38.7% from the same period in 2004.

Gross Margin

Gross margin for the third quarter of 2005 was 44.8%, up 4.3 percentage points from the third quarter of 2004. The gross margin increase was primarily attributable to the product mix and improved logistics, partially offset by the mix between segments.

Operating Expenses

Operating expenses decreased to $62.1 million for the third quarter of 2005 compared to $62.9 million for the third quarter of 2004. Lower advertising expense and research and development costs were partially offset by higher consulting costs and incentive compensation accruals.

Net Income

The company recorded net income of $32.8 million for the third quarter of 2005, or $0.52 per diluted share compared to net income of $20.2 million for the third quarter of 2004, or earnings per diluted share of $0.33, an increase of 62% in earnings and 58% increase in earnings per share.

Conference Call

A conference call will be held today at 9:00 am Eastern time (6:00 am Pacific time) to discuss these announcements and to provide further discussion of results for the third quarter of 2005. A live web cast of the conference call will be offered on LeapFrog’s investor relations website at www.leapfroginvestor.com and on www.ccbn.com. A replay of the web cast will be available on these websites through September 30, 2006. To participate in the call, please dial (706) 634-0183.

About LeapFrog

LeapFrog Enterprises, Inc. (NYSE:LF) is a leading designer, developer and marketer of innovative, technology-based learning products and related proprietary content, dedicated to making learning effective and engaging for all ages, at home and in schools, around the world. The company was founded in 1995 and is based in Emeryville, California. LeapFrog has developed a family of learning platforms that come to life with more than 100 interactive software titles, covering important subjects such as phonics, reading, writing, math, music, geography, social studies, spelling, vocabulary, and science. In addition, the company has created more than 35 stand-alone educational products for children from birth to 16 years. LeapFrog’s award-winning U.S. Consumer products are available in six languages at major retailers in more than 25 countries around the world. The LeapFrog SchoolHouse-curriculum programs are currently in more than 80,000 classrooms across the U.S. with over 200 interactive books and over 450 skill cards representing more than 6,000 pages of educational content. LeapFrog SchoolHouse™ products have won numerous awards from the education industry, including the Golden Lamp Award and Distinguished Achievement Award from the Association of Educational Publishers, the Award of Excellence from Technology & Learning magazine, and the Teacher’s Choice Award from Learning magazine.

# # #

LEAPFROG, the LeapFrog Logo, FLY and LEAPSTER L-MAX are trademarks or registered trademarks of

LeapFrog Enterprises, Inc. © 2005 LeapFrog Enterprises, Inc. All rights reserved.

Forward-Looking Statements

Cautionary Statement Under The Private Securities Litigation Reform Act Of 1995:

Except for the historical information contained herein, this news release contains forward-looking statements, including statements regarding anticipated business process improvements and future growth of the International and SchoolHouse businesses. These forward-looking statements involve risks and uncertainties, including the company’s ability to invent, develop, introduce, market and deliver its products on a timely and cost-effective basis; the company’s ability to hire, train and integrate new personnel; the company’s ability to achieve cost reductions and implement process and system efficiencies on a timely basis; and the acceptance of the company’s products, and the mix of such products, in U.S. schools and U.S. and international consumer markets. These and other risks and uncertainties detailed from time to time in the company’s SEC filings, including its 2004 annual report on Form 10-K filed on March 29, 2005, could cause the company’s actual results to differ materially from those discussed in this release. All forward-looking statements are based on information available to the company on the date hereof, and the company assumes no obligation to update such statements.

LEAPFROG ENTERPRISES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30,		December 31,
	2005	2004	2004
ASSETS
Current assets:
Cash and cash equivalents	$42,466	$58,120	$60,559
Short term investments	31,650	54,298	28,188
Restricted cash	150	8,918	8,418
Accounts receivable, net of allowances of $1,378; $1,155 and $2,519 at September 30, 2005 and 2004 and December 31, 2004, respectively	219,883	188,847	228,187
Inventories, net	211,860	192,792	131,189
Prepaid expenses and other current assets	33,519	9,778	13,321
Deferred income taxes	13,602	25,773	25,009

Total current assets	553,130	538,526	494,871
Property and equipment, net	23,625	25,997	24,807
Deferred income taxes	7,298	1,187	6,633
Intangible assets, net	28,107	29,997	29,496
Other assets	4,220	9,515	3,987

Total assets	$616,380	$605,222	$559,794

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$120,673	$115,806	$62,811
Accrued liabilities	38,298	39,624	53,868
Deferred revenue	155	322	364
Income taxes payable	4,220	9,620	6,951

Total current liabilities	163,346	165,372	123,994
Deferred rent and other long term liabilities	2,146	844	1,300

Stockholders’ equity:
Class A common stock, par value $0.0001; 139,500 shares authorized; shares issued and outstanding: 34,735; 33,147 and 33,415 at September 30, 2005 and 2004 and December 31, 2004, respectively	3	3	3
Class B common stock, par value $0.0001; 40,500 shares authorized; shares issued and outstanding: 27,614; 27,619 and 27,614 at September 30, 2005 and 2004 and December 31, 2004, respectively	3	3	3
Additional paid-in capital	340,276	315,881	318,796
Deferred compensation	(9,145)	(907)	(2,000)
Accumulated other comprehensive income	1,321	1,195	2,398
Retained earnings	118,430	122,831	115,300

Total stockholders’ equity	450,888	439,006	434,500

Total liabilities and stockholders’ equity	$616,380	$605,222	$559,794

LEAPFROG ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net sales	$242,820	$231,094	$401,746	$383,540
Cost of sales	134,108	137,541	227,470	221,572

Gross profit	108,712	93,553	174,276	161,968
Operating expenses:
Selling, general and administrative	32,739	29,971	94,961	84,118
Research and development	13,958	15,242	43,277	42,657
Advertising	13,045	15,659	26,487	29,885
Depreciation and amortization	2,385	2,042	7,176	5,578

Total operating expenses	62,127	62,914	171,901	162,238

Income/(loss) from operations	46,585	30,639	2,375	(270)
Interest expense	(6)	(7)	(35)	(11)
Interest income	814	494	2,918	1,391
Other income (expense), net	(116)	(449)	(48)	344

Income before provision for income taxes	47,277	30,677	5,210	1,454
Provision for income taxes	14,492	10,444	2,083	451

Net income	$32,785	$20,233	$3,127	$1,003

Net income per common share:
Basic	$0.53	$0.34	$0.05	$0.02
Diluted	$0.52	$0.33	$0.05	$0.02
Shares used in calculating net income per common share:
Basic	61,986	60,060	61,597	59,686
Diluted	62,660	61,545	62,111	61,520

LEAPFROG ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2005	2004
Net income	$3,127	$1,003
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	11,549	10,973
Amortization	1,389	1,371
Unrealized foreign currency (profit) loss	2,959	(1,188)
Loss on disposal of property and equipment	78	—
Provision for allowances for accounts receivable	(1,004)	1,311
Deferred income taxes	10,683	(14,606)
Deferred rent	(32)	272
Deferred revenue	(209)	(1,095)
Amortization of deferred compensation	1,765	1,315
Performance share compensation	882	—
Stock option compensation related to non-employees	34	400
Tax benefit from exercise of stock options	1,844	8,805
Amortization of bond premium	11	158
Other changes in operating assets and liabilities:
Accounts receivable	8,019	90,393
Inventories	(81,328)	(101,142)
Prepaid expenses and other current assets	(20,250)	318
Other assets	(259)	277
Accounts payable	58,131	29,661
Accrued advertising	(9,333)	(4,426)
Other accrued liabilities	(6,277)	(638)
Income taxes payable	(2,759)	4,976
Other liabilities	228	1,161

Net cash provided by (used in) operating activities	(20,752)	29,299

Investing activities:
Purchases of property and equipment	(9,524)	(16,419)
Purchase of intangible assets	—	(6,320)
Purchases of investments	(269,040)	(226,197)
Proceeds from sale of investments	274,003	221,331

Net cash used in investing activities	(4,561)	(27,605)

Financing activities:
Cash used to collateralize Letter of Credit	(150)	—
Proceeds from the exercise of stock options and employee stock purchase plan	9,810	11,970

Net cash provided by financing activities	9,660	11,970

Effect of exchange rate changes on cash	(2,440)	(863)

Increase (decrease) in cash and cash equivalents	(18,093)	12,801
Cash and cash equivalents at beginning of period	60,559	45,319

Cash and cash equivalents at end of period	$42,466	$58,120

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for income taxes	$711	$1,233
Supplemental Disclosure of Non-Cash Investing and Financing Activities
Issuance of restricted stock and restricted stock units to employees	$9,912	$—
Assets acquired under capital lease	1,192	—
Amount payable related to technology license	—	2,000